ANNUAL GENERAL SHAREHOLDERS' MEETING OF ECOPETROL S.A.

The Chief Executive Officer of Ecopetrol S.A. invites the Shareholders of the Company to attend the Annual General Shareholders' Meeting to be held on Friday, March 27, 2020, starting at 9 a.m., at the International Center of Business and Exhibitions (Centro Internacional de Negocios y Exposiciones, Corferias), located at Carrera 37 No. 24 – 67 in Bogotá.

The agenda for the meeting will be

1. Safety guidelines
2. Quorum Verification
3. Opening by the Chief Executive Officer
4. Approval of the Agenda
5. Approval of amendments to the Internal Regulation of the General Shareholders Assembly of Ecopetrol S.A.
6. Appointment of the President presiding Shareholders Meeting
7. Appointment of the Commission responsible of scrutinizing elections and polling
8. Appointment of the Commission responsible of reviewing and approving the minute of the meeting
9. Presentation and consideration of the report concerning the Board of Directors' activities, the Board's evaluation of the Chief Executive Officer's performance, as well as the company's compliance with the Corporate Governance Code
10. Presentation and consideration of 2019 performance report by the Board of Directors and by the Chief Executive Officer
11. Presentation and consideration of financial statements and consolidated financial statements as of December 31, 2019
12. Review of the External Auditor's Report
13. Approval of reports presented by management
14. Approval of audited financial statements and consolidated financial statements
15. Presentation and approval of proposal for dividend distribution
16. Presentation and approval of amendments to the Bylaws
17. Interventions and miscellaneous

As from March 5, 2020, the shareholders may exercise the right to inspect the books and documents referred to in Articles 446 and 447 of the Colombian Code of Commerce. This information may be consulted at the Company's main offices (Cra. 7 No. 37-69 Bogotá, Office of Citizens Participation), in a time schedule from 7:30 a.m. to 4:00 p.m. The Sustainable Integrated Management Report may be consulted on Ecopetrol´s web site.

The Shareholders may consult the supporting information of the agenda on the website of Ecopetrol S.A. The Shareholders who are unable to attend the Shareholders´ Meeting may be represented by proxy, granted in writing and it has to meet the requirements established on Article 184 of the Colombian Code of Commerce. The proxy form can be obtained from the web site of Ecopetrol S.A.
Except for cases of legal representation, officers and employees of Ecopetrol S.A. shall not be entitled to represent shares, other than their own, while in exercise of their posts, nor shall they be allowed to substitute the powers of attorney conferred upon them.

Shareholders´ representation shall be subject to the Basic Legal Principles Issued by the Financial Superintendence of Colombia, concerning illegal, unauthorized and unsafe practices by the issuers of securities.

FELIPE BAYÓN PARDO
Chief Executive Officer

The meeting will be broadcasted live on Ecopetrol´s web site.

ecopetrol
ENERGY FOR THE FUTURE